Exhibit 10.3

2014  STOCK UNIT AGREEMENT

pursuant to

THE RYLAND GROUP, INC.

2011 EQUITY AND INCENTIVE PLAN

This STOCK UNIT AGREEMENT (the “Agreement”) is dated as of March 1, 2014, by and between The Ryland Group, Inc. (the “Corporation”), and                             (the “Participant”).

NOW, THEREFORE, the Corporation and the Participant agree as follows:

1.                                    Grant of Awards.

The Corporation grants to the Participant an award of                      Stock Units (the “Award”) pursuant to Section 4 of the 2011 Equity and Incentive Plan (the “Plan”).

2.                                    Vesting of Awards.

The Award shall become vested and payable in three pro rata installments in accordance with the following vesting schedule provided that the Participant is employed by the Corporation on the applicable Vesting Date:

VESTING DATE	VESTING

March 1, 2015	Stock Units
March 1, 2016	Stock Units
March 1, 2017	Stock Units

Upon the death, Disability or retirement (as defined by the Corporation, in its discretion) of a Participant, the full amount of the Award is immediately vested and payable to a Participant, or the Participant’s estate or beneficiary, on the first to occur of the Participant’s death, Disability, or six months following the Participant’s Separation from Service (coincident with or following the Company’s determination of retirement).  “Disability” shall mean a period during which a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer, or (iii) is determined to be totally disabled by the Social Security Administration.  “Separation from Service” shall mean the Participant’s “separation from service” within the meaning of Code section 409A, treating as a Separation from Service an anticipated permanent reduction in the level of bona fide services to be performed by the Participant to 20% or less of the average level of bona fide services performed by the Participant over the immediately preceding 36 month period (or the full period during which the Participant performed services for the Employer, if that is less than 36 months).

3.                                    Change in Control.

Consistent with Section 7(d) of the Plan, any outstanding unvested Stock Units shall become vested upon the occurrence of a Change in Control (as defined below and in the Plan).  A “Change in Control” for vesting purposes shall take place on the date of the earlier to occur of any of the following events:

a)                                    The acquisition by any person, other than the Corporation or any employee benefit plans of the Corporation, of beneficial ownership of 20 percent or more of the combined voting power of the Corporation’s then outstanding voting securities;

b)                                   The first purchase under a tender offer or exchange offer, other than an offer by the Corporation or any employee benefit plans of the Corporation, pursuant to which shares of Common Stock have been purchased;

c)                                    During any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof, unless the election or the nomination for the election by stockholders of the Corporation of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

d)                                   Approval by stockholders of the Corporation of a merger, consolidation, liquidation or dissolution of the Corporation, or the sale of all or substantially all of the assets of the Corporation.

To the extent a “Change in Control” event, as defined for vesting purposes above, occurs and such event also constitutes a “Change in Control” within the meaning of Code section 409A (i.e., a change in the ownership or effective control of the Corporation, or a change in the ownership of a substantial portion of the assets of the Corporation, as defined in Treasury Regulation section 1.409A-3(i)(v)), the Participant’s vested Stock Units shall immediately be paid to the Participant upon the occurrence of the “Change in Control” event.

4.                                    Payment of Stock Units.

Upon the vesting of Stock Units in accordance with this Agreement, the number of Stock Units which become vested (the “Vested Number of Stock Units”) are paid to the Participant in a number of shares of Common Stock of the Corporation equal to 50% of the Vested Number of Stock Units and a cash amount equal to the Fair Market Value (as defined in the Plan) of the remaining unpaid amount of 50% of the Vested Number of Stock Units provided that, if this cash amount is insufficient to cover the greater of either the Participant’s combined federal, state and local, Social Security and Medicare tax obligation associated with the vesting of the Vested Number of Stock Units as estimated and computed by the Corporation using the Participant’s estimated effective rate, or the amount required to be withheld in connection with this tax obligation as determined by the Corporation, then the Corporation may increase the cash portion of the payment to the Participant (thereby reducing the number of shares of Common Stock below 50% of the amount of the Vested Number of Stock Units) so to fully cover either the Participant’s estimated tax obligation or the Corporation’s withholding requirement, whichever may apply.  Upon payment, the vested and paid Stock Units are automatically deemed fully paid and cancelled.

5.                                    Cash Dividend Equivalents.

To the extent that the Corporation pays cash dividends on its Common Stock during the time that the Award is unvested, the Participant will receive a cash payment at the time the Award vests and becomes payable in accordance with Section 2 or Section 3, as applicable, equal to the product of the (i) per-share cash dividend amount applicable to the cash dividends paid during the unvested period with respect to each share of Common Stock, and (ii) the total number of Stock Units which became vested on the Vesting Date because of the continued employment of the Participant, multiplied by (iii) the number of dividend payment dates related to the Corporation’s Common Stock that occurred during the period beginning on the date of grant of the Award and ending on the applicable Vesting date.

6.                                    Delivery of Stock Certificate.

The stock certificate for shares of Common Stock issued to the Participant in payment of any vested Stock Units shall be delivered to the Participant on or about the applicable Vesting Date.

7.                                    Rights of Participant With Respect to Stock Units.

The Participant shall have no rights as a stockholder with respect to any unvested Stock Unit or any share of Common Stock to be issued with respect to any Stock Unit until the date of vesting and payment.  The Participant’s rights with respect to Stock Units shall be the rights of a general unsecured creditor of the Corporation until the Stock Units vest and are paid to the Participant.

8.                                    Adjustments.

The number of Stock Units shall automatically adjust in accordance with, and be consistent with, the terms of any stock dividend, stock split, combination or similar transaction consistent with Section 7(c) of the Plan.

9.                                    Dispute Resolution.

Either the Participant or the Corporation may elect to have any good faith dispute or controversy arising under or in connection with this Agreement settled by arbitration by providing written notice of such election to the other party specifying the nature of the dispute to be arbitrated.  If arbitration is selected, such proceeding shall be conducted before a panel of three arbitrators sitting in a location agreed to by the Corporation and the Participant within 50 miles from the location of the Participant’s principal place of employment in accordance with the rules of the American Arbitration Association.  Judgment may be entered on the award of or decision made by the arbitrators in any court having competent jurisdiction.  To the extent that the Participant prevails in any litigation or arbitration seeking to enforce the provisions of this Agreement, the Participant is entitled to reimbursement by the Corporation of all expenses of such litigation or arbitration, including any legal fees and expenses and any costs and disbursements. To the extent the reimbursement for the fees and expenses described in this Section 9 is considered “deferred compensation” within the meaning of Code section 409A, the following rules apply:  (A) The Participant shall be entitled to reimbursement of fees and expenses during the period commencing on the effective date of this Agreement and ending on his or her death;  (B) Any reimbursement of fees shall be made on or before the last day of the year following the year in which the expense is incurred;  (C) The amount of expenses eligible for reimbursement during a year shall not affect the expenses eligible for reimbursement in any other year; and (D) The right to reimbursement under this Section is not subject to liquidation or exchange for another benefit.

10.                            Stock Units Subject to Terms and Conditions of the Plan.

The Stock Units and all shares of Common Stock issued with respect to Stock Units are subject to the terms and conditions of the Plan, which are incorporated herein by this reference.  Subject to the following paragraph regarding the timing of payments under this Agreement, this Agreement is subject to the terms of the Plan, and wherever any conflict may arise between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

Notwithstanding anything in the Plan to the contrary (including the provision of Section 6(e) requiring that “all payments of cash under this Section 6(e) shall be paid no later than the date that is two and one-half months following the end of year during which the eligible participant becomes vested in the Award of stock units”), a payment under this Plan that is to be made as of a specified date or payment event (e.g.,  a March 1 Vesting Date, death, Disability, six months following a Separation from Service, or a “Change in Control” as defined for purposes of Code section 409A) shall be paid on such specified date or payment event, or on a later date within the same calendar year, or, if later, by the 15th day of the third calendar month following the specified date or payment event.

The Corporation agrees by offering this grant of Stock Units and the Participant agrees by acceptance of this grant of Stock Units that the terms, conditions and provisions of this Agreement and the Plan shall determine the rights and obligations of the Corporation and the Participant in connection with this grant of Stock Units.

THE RYLAND GROUP, INC.

By: